GOLDMAN SACHS CREDIT PARTNERS L.P.                     UNION BANK OF SWITZERLAND
     C/O GOLDMAN, SACHS & CO.                             299 PARK AVENUE
         85 BROAD STREET                                NEW YORK, NEW YORK 10171
     NEW YORK, NEW YORK 10004




PERSONAL & CONFIDENTIAL

August 6, 1997



UBS Partners, LLC
299 Park Avenue
New York, New York  10171

         Attention:        Michael Greene

Fenway Partners, Inc.
152 West 57th Street
New York, New York  10019

         Attention:        Russell W. Steenberg

Attention:

         Re:      SENIOR FACILITIES FOR XPEDITE SYSTEMS, INC.
                  -------------------------------------------

Gentlemen:

You have advised us that UBS Partners LLC ("UBSP"), Fenway Partners, Inc. ("FENWAY PARTNERS"), certain management investors and certain non-management investors who have been identified to us (collectively the "INVESTORS") propose to acquire through a merger with a newly-formed corporation, substantially all of the outstanding capital stock of Xpedite Systems, Inc. (the "COMPANY") and to cause the Company to simultaneously acquire the Company's U.K. affiliate (together with the Company's German and French affiliates, the "AFFILIATES"; such merger and acquisitions being collectively referred to herein as the "ACQUISITION") For the purposes of this letter, the terms "you" and "your" mean and refer to UBS Partners LLC and Fenway Partners, Inc., severally in accordance with their respective equity commitments in the acquisition vehicle as identified to us.

While certain of the terms and conditions of the Acquisition are yet to be determined, you have advised us that you propose to finance the Acquisition, the refinancing of certain indebtedness of the Company and its subsidiaries and the on-going working capital

UBS Partners LLC
Fenway Partners, Inc.
August 6, 1997
Page 2


requirements of Company and its subsidiaries with (x) up to $129.5 million of senior secured credit facilities (the "SENIOR FACILITIES") to be made available to the Company and a U.K. subsidiary thereof, (y) up to $150 million of subordinated bridge financing (the "SUBORDINATED DEBT") to be issued by the Company and (z) equity to be provided by the Investors (or other persons previously identified to us) in an amount and on terms acceptable to us.

Subject to the terms and conditions contained in this letter and the attached Annex A and Annex B (this "COMMITMENT LETTER"), each of Goldman Sachs Credit Partners L.P. ("GSCP") and Union Bank of Switzerland ("UBS") is pleased to confirm its commitment to provide one-half of the $129.5 million of Senior Facilities (such commitments to be allocated ratably among the facilities comprising the Senior Facilities). Our fees for such services are set forth in a separate fee letter (the "FEE LETTER") entered into by GSCP and UBS and dated July 3, 1997. In addition, on the terms and subject to the conditions of this Commitment Letter, GSCP shall act as Syndication Agent, UBS shall act as Administrative Agent and Documentation Agent, and GSCP and UBS Securities LLC shall act as Arrangers with respect, in each case, to the Senior Facilities.

Each of GSCP's and UBS's commitment is subject, in its discretion, to the following conditions: (i) there shall not have been, (y) since December 31, 1996, any adverse change in or affecting or (z) any new information or additional developments which comes to our attention after the date of this Commitment Letter concerning events described to us prior to the date hereof which, in either case, GSCP or UBS reasonably believes may have a material adverse effect on, the general affairs, management, financial position, shareholders' equity or results of operations or prospects of the Company and its subsidiaries and the Affiliates, taken as a whole, (ii) there shall not have been any disruption or adverse change in the financial or capital markets or in the market for loan syndications in particular, which in any such case under clause (i) or (ii) GSCP or UBS, in its respective judgment, reasonably deems material. Each of GSCP's and UBS's commitment is also subject, in its discretion, to the satisfactory negotiation, execution and delivery of appropriate loan documents relating to the Senior Facilities, including, without limitation, a credit agreement, guaranties, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the "LOAN DOCUMENTS") to be based upon and substantially consistent with the terms set forth in this Commitment Letter; and (iv) completion of our due diligence efforts with respect to foreign regulatory and structural matters relevant to the transactions described in this Commitment Letter and GSCP's satisfaction with the results thereof.

UBS Partners LLC
Fenway Partners, Inc.
August 6, 1997
Page 3



The terms of this Commitment Letter are intended as an outline of certain of the material terms of the Senior Facilities, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the Loan Documents. The Loan Documents shall include, in addition, provisions that are customary or typical for financings of this type and other provisions that GSCP may reasonably determine to be appropriate in the context of the proposed transactions and not inconsistent with this Commitment Letter.

GSCP and UBS intend and reserve the right to syndicate their respective portions of the Senior Facilities to the Lenders. GSCP and UBS will select the Lenders with the consent of and in consultation with the Company, not to be unreasonably withheld. GSCP and UBS will lead the syndication of the Senior Facilities, including determining the timing of all offers to potential Lenders, the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSCP and UBS pursuant to the terms of this Commitment Letter and the Fee Letter. GSCP and UBS will determine the final commitment allocations and will notify you of such determinations.

You agree to cooperate (both before and after initial funding) with GSCP and UBS in connection with (i) the preparation of an information package regarding the business, operations and prospects of the Company and its subsidiaries, such cooperation to include, without limitation, the delivery of all information in your possession prepared by or on behalf of the Company and its subsidiaries and relating to the transactions contemplated hereunder that is deemed reasonably necessary by GSCP to complete the syndication of the Senior Facilities, (ii) the presentation of such information package in meetings and other communications with prospective Lenders in connection with the syndication of the Senior Facilities and (iii) facilitating assignments to additional Lenders. You acknowledge that neither GSCP nor UBS shall be responsible for the contents of such information package and presentation and that GSCP and UBS will be using and relying upon the information contained in such information package and presentation without independent verification thereof. In addition, you represent and covenant that, to the best of your knowledge, all information provided directly or indirectly by you to GSCP, UBS, or the Lenders in connection with the transactions contemplated hereunder is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

UBS Partners LLC
Fenway Partners, Inc.
August 6, 1997
Page 4


In connection with arrangements such as this, it is our firm policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A. Your obligations under the immediately preceding sentence, Annex A and otherwise under this Commitment Letter and the Fee Letter shall immediately and automatically terminate upon the "Closing Date" (as each term is used in Annex B) .

You also agree, jointly and severally, to reimburse us periodically for our reasonable out-of-pocket expenses, including the reasonable fees and disbursements of our attorneys and any other consultants or advisors that we retain, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this Commitment Letter or the Fee Letter (in each case, whether incurred before or after the date hereof) except to the extent incurred after you have terminated this Commitment Letter.

Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by GSCP or UBS in connection with this arrangement is exclusively for the information of the Investors and the Company and its advisors and stockholders and may not be disclosed to any other third party or circulated or referred to publicly without our prior written consent, except that the Commitment Letter and the Fee Letter may be disclosed as, and solely to the extent, required by law and may be disclosed to your attorneys, accountants and other advisors so long as they agree to be bound by the foregoing restrictions.

As you know, each of GSCP and UBS may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of the Company and other companies that may be the subject of this arrangement. In addition, each of Goldman, Sachs & Co. and UBS Securities LLC is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and other companies that may be the subject of this arrangement. In addition, GSCP and UBS may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to GSCP and UBS hereunder.

UBS Partners LLC
Fenway Partners, Inc.
August 6, 1997
Page 5


GSCP's and UBS's commitment hereunder shall terminate on December 31, 1997 unless the closing of the Senior Facilities, on the terms and subject to the conditions contained herein, shall have been consummated.

               [Remainder of this page intentionally left blank.]

UBS Partners LLC
Fenway Partners, Inc.
August 6, 1997
Page 6



Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP and UBS the enclosed copy of this Commitment Letter and the Fee Letter, on or before the close of business on August 8, 1997, whereupon this Commitment Letter and the Fee Letter shall become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

This Commitment Letter supersedes the previous commitment letter addressed to you and sent by us dated July 3, 1997; provided that, the Fee Letter dated July 3, 1997 shall remain in full force and effect, references to the Commitment Letter contained therein shall apply to this letter and the fees and other amounts payable thereunder shall be payable with respect to the financing contemplated by this letter.


                                    Very truly yours,

                                    GOLDMAN SACHS CREDIT PARTNERS L.P.


                                    By: Ed Forst
                                       -------------------------------
                                        Authorized Signatory



                                    UBS SECURITIES LLC
                                    ON ITS OWN BEHALF AND AS AGENT FOR
                                    UNION BANK OF SWITZERLAND
                                       NEW YORK BRANCH


                                    By:  /s/   JEAN SMITH
                                       -------------------------------
                                        Name:  JEAN SMITH
                                        Title: Managing Director

                                    By: /s/    ANDREW GOULD
                                       -------------------------------
                                        Name:  Andrew Gould
                                        Title: Managing Director

UBS Partners LLC
Fenway Partners, Inc.
August 6, 1997
Page 7



ACCEPTED AS OF THE DATE ABOVE:

UBS PARTNERS LLC


By:      /s/ MICHAEL GREENE
   ----------------------------
    Name:    Michael Greene
    Title:   Managing Director


By:   /s/  JAMES A. BRECKENRIDGE
   ----------------------------
    Name:  James A. Breckenridge
    Title: Vice President



FENWAY PARTNERS, INC.


       /s/ RUSSELL W. STEENBERG
By:   --------------------------
    Name:  Russell W. Steenberg
    Title: Managing Director

                                     ANNEX A



In the event that GSCP or UBS becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including, without limitation, stockholders of the Company, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the "LETTERS"), UBSP and Fenway Partners (collectively, the "PRINCIPAL INVESTORS") will periodically reimburse GSCP for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that if GSCP or UBS, as the case may be, is found in any such action, proceeding or investigation to have acted with gross negligence or in bad faith in performing the services which are the subject of the Letters, GSCP or UBS, as the case may be, shall repay such portion of such reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of GSCP or UBS, as the case may be, which is the subject of such finding. The Principal Investors also agree, jointly and severally, to indemnify and hold GSCP harmless against any and all losses, claims, damages or liabilities of GSCP and/or UBS, as the case may be, to any person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of GSCP or UBS, as the case may be, in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to GSCP or UBS, as the case may be, or insufficient to hold it harmless, then each of the Principal Investors shall contribute to the amount paid or payable by GSCP or UBS, as the case may be, as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of each Principal Investor and its stockholders on the one hand and GSCP or UBS, as the case may be, on the other hand in the matters contemplated by the Letters as well as the relative fault of such Principal Investor and GSCP or UBS, as the case may be, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Principal Investor under this paragraph shall be in addition to any liability which such Principal Investor may otherwise have, shall extend upon the same terms and conditions to any affiliate of GSCP or UBS, as the case may be, and their respective partners, directors, agents, employees and controlling persons (if any), as the case may be, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Principal Investor, GSCP, UBS, any such affiliate and any such person. Except as otherwise specifically provided above, each of the Principal Investors also agrees that none of GSCP, UBS, or any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Principal Investor, any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Principal Investor result from the gross negligence or bad faith of GSCP, or UBS, as the case may be, in performing the services that are the subject of the Letters. Any right to trial by jury with respect to any action or proceeding


                                   Annex A-1
arising in connection with or as a result of either this arrangement or any matter referred to in the Letters is hereby waived by the parties hereto. Each of the Principal Investors agrees that any suit or proceeding arising out of either this arrangement or any matter referred to in the Letters may be brought in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, and the Principal Investor agrees to submit to the jurisdiction of, and to venue in, such courts. If any person is entitled to indemnification under this Annex A (the "INDEMNIFIED PERSON") with respect to any action or proceeding brought by a third party, the Principal Investors shall be entitled to assume the defense of any such action or proceeding with counsel satisfactory to the Indemnified Person who shall not, except with the consent of such Indemnified Person, be counsel to the Principal Investors. Upon assumption by the Principal Investors of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel but the Principal Investors shall not be liable for any legal fees or expenses subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Principal Investors have agreed to pay such fees and expenses, (ii) the Principal Investors shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person shall have been advised by counsel that representation of the Indemnified Person by counsel provided by the Principal Investors pursuant to the foregoing would be inappropriate due to actual or potential conflicting interest between the Principal Investors and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Principal Investors, the Principal Investors shall consent to the terms of any compromise or settlement of any action defended by the Principal Investors in accordance with the foregoing without the prior consent of the Indemnified Person. The provisions of this Annex A shall survive any termination or completion of the arrangement provided by the Letters; PROVIDED that the Principal Investors' obligations under this Annex A shall immediately and automatically terminate upon the "Closing Date" (as defined in Annex B). This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.




                                    Annex A-2

                                     ANNEX B

                     SENIOR FACILITIES INDICATIVE TERM SHEET



BORROWER:                          The Company and a U.K.  subsidiary  ("NEWCO")
                                   of  the   Company   formed  to  acquire   the
                                   Company's U.K. affiliate  (collectively,  the
                                   "BORROWER").


GUARANTORS:                        Each   of   the    Borrower's    subsidiaries
                                   (collectively, the "GUARANTORS") (other than,
                                   as  to  any  U.S.   Borrower,   any   foreign
                                   subsidiaries if a guaranty by such subsidiary would have adverse tax consequences) shall guaranty all obligations under the Senior
                                   Facilities.


SYNDICATION AGENT:                 Goldman Sachs Credit Partners L.P. ("GSCP").


ADMINISTRATIVE                     Union Bank of Switzerland ("UBS").
AGENT AND
DOCUMENTATION
AGENT:


ARRANGERS:                         GSCP and UBS Securities LLC


LENDERS: GSCP, UBS and/or other financial institutions selected by GSCP and UBS Securities LLC with the consent of and in consultation with the Company, not to be unreasonably withheld.


AMOUNT OF SENIOR
FACILITIES:                        Up  to  $129.5   million  of  senior  secured
                                   financing   (the  "SENIOR   FACILITIES")   to
                                   include:

                                  (i) $78 million term loan facility (the "TERM LOANS") allocated as follows:

                                           -      $25 million term loan Facility
                                                  ("TERM LOAN A");

                                           -      $53 million term loan facility
                                                  ("TERM LOAN B");

                                   Annex B-1

                                 (ii) $20 million revolving credit facility (the "REVOLVING FACILITY) including a $5 million letter of credit subfacility and a $5 million swing line facility; and

                                (iii)      $31.5   million   letter   of  credit
                                           facility   (the   "LETTER  OF  CREDIT
                                           FACILITY").  Drawings  made under the
                                           Letter   of   Credit   Facility   not
                                           immediately   reimbursed   shall   be
                                           treated    for   all    purposes   as
                                           additional amounts  outstanding under
                                           Term Loan B.

                    Portions of the Senior Facilities may be, and all amounts advanced to Newco shall be, made available in British Pound Sterling under arrangements to be negotiated and reasonably satisfactory to Arrangers and the Company.

PURPOSE/USE OF
PROCEEDS:           Term Loans:  To finance the  Acquisition,  to repay  certain existing indebtedness of the Borrower and its subsidiaries as of the Closing Date and to pay related transaction costs.

                    Revolving Facility: To finance the Borrower's and its subsidi-aries' working capital needs (including intercompany loans subject to terms and conditions to be mutually agreed upon).

                    Letter of Credit Facility: To provide credit support for the obligation) to make certain deferred payments to the former owners of one or more of the Affiliates.


MATURITIES:

                    Term Loan A:                Five    and    one-half    years
                                                following the Closing Date

                    Term Loan B:
                                                Seven   years    following   the
                                                Closing Date

                                                Revolving  Facility:   Five  and
                                                one-half years  following of the
                                                Closing Date

                    Letter of Credit Facility:  Available   through   the  first
                                                anniversary   of   the   Closing
                                                Date


                                    Annex B-2

CLOSING DATE:       The date and time on or before  December  31,  1997 on which the initial borrowings under the Senior Facilities are made.


AMORTIZATION:

TERM LOAN A:
-----------

         Year 1      $1.5 million (6 month grace period)
         Year 2      $3.5 million
         Year 3      $4.5 million
         Year 4      $5.5 million
         Year 5      $6.5 million
         Year 5-1/2  $3.5 million


TERM LOAN B:
-----------

         Year 1      $0.25 million (6 month grace period)
         Year 2      $0.50 million
         Year 3      $0.50 million
         Year 4      $0.50 million
         Year 5      $0.50 million
         Year 6      $25.375 million
         Year 7      $25.375 million


                    LETTER OF CREDIT:
                    -----------------

                    Drawings under the Letter of Credit Facility that are not otherwise repaid, shall be treated as additional amounts outstanding under Term Loan B for all purposes and required to be amortized in amounts and on dates proportionate to the amounts required to be amortized with respect to Term Loan B as set forth above.

                    No amortization will be required with respect to the Revolving Facility.


INTEREST RATE:      All amounts  outstanding  under the Senior  Facilities shall bear interest, at the Borrower's option, as follows:

                    A. With respect to the outstanding principal balance of Term Loan A:

                             (i)      at the Base Rate plus 1.50% per annum;
                                      or

                                   Annex B-3

                             (ii) at the reserve adjusted Eurodollar Rate plus 2.50% per annum.

                   B. With respect to the outstanding principal balance of Term Loan B (and any unpaid drawings under the Letter of Credit Facility):

                            (i)      at the Base Rate plus 2.00% per annum;
                                     or

                            (ii) at the reserve adjusted Eurodollar Rate plus 3.00% per annum.

                   C. With respect to the outstanding principal balance of loans made under the Revolving Facility:

                            (i)      at the Base Rate plus 1.50% per annum;
                                     or

                           (ii) at the reserve adjusted Eurodollar Rate plus 2.50% per annum.

                    Interest rates applicable to Term Loan A and loans made under the Revolving Facility shall be subject to reduction based upon performance criteria to be mutually agreed upon.

                    As used herein, the terms "Base Rate" and "reserve adjusted Eurodollar Rate" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate for financings of this type. Upon the occurrence of a payment default, interest on outstanding amounts shall accrue at a rate equal to the rate otherwise applicable to such amounts plus an additional two percentage points (2.00%) per annum and shall be payable on demand.


INTEREST PAYMENTS:

                    Quarterly for loans bearing interest with reference to the Base Rate; on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and (except in the case of Loans under the Revolving Facility) upon prepayment, in each case

                                   Annex B-4
                    payable in arrears and computed on the basis of a 360-day year (a 365-day year for loans bearing interest with reference to the Base Rate).


HEDGING
ARRANGEMENTS:       Within 60 days after the Closing  Date,  the  Borrower  will obtain interest rate protection through interest rate swaps, caps or other agreements satisfactory to Arrangers and Administrative Agent against increases in the interest rates with respect to not less than 50% of the Term Loans and the face amount of Letters of Credit outstanding under the Letter of Credit Facility and for a period of not less than three years. GSCP or its designated affiliate shall be given an opportunity (but shall not have any obligation) to provide such interest rate protection on market terms and conditions.


LETTER OF
CREDIT FEES:        3.00%  p.a.  of  the  face  amount  for  letters  of  credit outstanding under the Letter of Credit Facility, plus standard issuance and administrative charges. Any drawings under such Letter of Credit Facility not immediately repaid shall be treated as additional amounts outstanding under Term Loan B. A fee equal to the applicable interest rate margin on loans bearing interest with reference to the reserve adjusted Eurodollar Rate and outstanding under the Revolving Facility shall be charged with respect to letters of credit issued under the letter of credit subfacility under the Revolving Facility, plus standard issuance and administrative charges.


FUNDING PROTECTION: Customary for transactions of this type,  including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.


COMMITMENT FEES:    Commitment  fees  equal to .50% per  annum  times  the daily average unused portion of the Revolving Facility shall accrue from the Closing Date and shall be payable quarterly in arrears on the unused portion of the Revolving Facility
                    (issued and outstanding letters of credit to be deemed a "used" portion of the Revolving Facility for this purpose).


                                   Annex B-5

VOLUNTARY
PREPAYMENTS:        The Senior Facilities may be voluntarily prepaid in whole or in part, without premium or penalty (provided that loans bearing interest with reference to the reserve adjusted
                    Eurodollar Rate shall be prepayable only on the last day of the related interest period unless the Borrower concurrently pays any "broken funding costs"). Voluntary prepayments of Term Loan A and Term Loan B shall be applied pro rata between Term Loan A and Term Loan B and further applied,
                    FIRST to the next four scheduled amortization payments thereon and SECOND pro rata to the remaining scheduled amortization payments.


MANDATORY
PREPAYMENTS:        The Borrower shall make the following mandatory  prepayments
                    (subject to certain basket amounts and exceptions to be negotiated in the definitive Loan Documents):

                    1. ASSET SALES - prepayments in the amount of all of the net after-tax cash proceeds of the sale or other disposition of any property or assets of the Company or its subsidiaries, other than net cash proceeds of sales or other disposi- tions of assets in the ordinary course of business, or in contemplation of replacement of such assets, payable no later than the first Business Day following the date of receipt;

                    2. EQUITY AND DEBT OFFERINGS - prepayments in an amount equal to 100% of the net cash proceeds received from the issuance of equity securities and certain debt offer- ings of (or capital contributions made to) the Company, (EXCLUDING capital contributions of equity purchases by the Investors or debt offerings otherwise permitted under the Loan Documents) payable no later than the first Business Day following the date of receipt;

                    3. EXCESS CASH FLOW - prepayments in an amount equal to 75% of excess cash flow (to be mutually agreed upon) subject to reduction to 50%, based upon achievement of a certain leverage ratio to be mutually agreed upon, payable annually on a date to be determined; and

                    4. INSURANCE, CONDEMNATION PROCEEDS, OTHER EXTRAORDINARY PAYMENTS - prepayments in an amount equal to such proceeds (subject to certain exceptions to be negotiated).


                                   Annex B-6

                    All such prepayments shall be applied to repay, FIRST, the next four scheduled amortization payments on the Term Loans (applied between Term Loan A and Term Loan B, pro rata) and then pro rata to subsequent scheduled amortization payments thereon, (applied between Term Loan A and Term Loan B, pro rata) (provided that, at the option of holders of Term Loan B, amounts otherwise required to be used to repay Term Loan B shall be applied to make further repayments on Term Loan
                    A) and, following payment in full of the Term Loans SECOND, outstanding loans under the Revolving Facility (and to reduce the commitments thereunder).


SECURITY:           The Senior  Facilities and each Guarantee will be secured by first  priority  security  interests  in  substantially  all assets  (subject to exceptions  to be mutually  agreed upon)
                    including,  without limitation, all personal, real and mixed property (including, without limitation, contract rights) of the Borrower and the Guarantors and a pledge of the stock of the Borrower and each of its subsidiaries; PROVIDED that, as to security for the obligations of any U.S.  Borrower,  only
                    65% of the voting  stock of Company's  foreign  subsidiaries shall be  required  to be pledged if and to the extent  such
                    pledge  would  result  in  adverse  tax  consequences.   All
                    security   arrangements  shall  be  in  form  and  substance
                    satisfactory to Arrangers and Administrative Agent.


REPRESENTATIONS AND Customary and appropriate including, without limitation, due
WARRANTIES:         organization  and  authorization,  execution,  delivery  and enforce-ability of the Loan Documents,  financial condition, no material  adverse  change,  title to  properties,  liens,
                    litigation,   payment  of  taxes,   compliance   with  laws,
                    environmental and ERISA and pension matters, consents and approvals and full disclosure.


COVENANTS:          Customary   and   appropriate   affirmative   and   negative
                    covenants,   including,   without   limitation,    financial
                    covenants with respect to minimum  EBITDA,  maximum  capital
                    expenditures,   minimum  interest  coverage  and  a  maximum
                    leverage.  Other covenants will include, without limitation, limitations on other indebtedness,  liens,  negative pledge,
                    investments,    guarantees,   restricted   junior   payments
                    (dividends,  redemptions and payments on subordinated debt), mergers and sales of assets,  capital expenditures,  leases,
                    transactions  with  affiliates,   including  exceptions  and
                    baskets  to  be  mutually  agreed  upon.  The  Company  or a


                                    Annex B-7
                    subsidiary thereof shall be permitted to purchase the Company's German and French affiliates post-closing on terms to be included in Loan Documents.


EVENTS OF DEFAULT:  Customary and appropriate  (and subject to customary  notice and cure provisions to be mutually agreed upon) including, without limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA and pension matters, impairment of security interests in collateral, invalidity of guarantees, and "changes of control" (to be defined in a mutually agreed upon manner).


CONDITIONS PRECEDENT      1.  SATISFACTORY  DOCUMENTATION.   The  definitive
TO INITIAL                    documenta- tion  evidencing the Senior  Facilities
BORROWINGS:                   shall be prepared by counsel to the  Arrangers and
                              shall be in form and substance satisfactory to the Arrangers and the Lenders.

                          2. ACQUISITION STRUCTURE AND DOCUMENTATION. The structure utilized to consummate the Acquisition (including, without limitation, the requisite level of shareholder consent), the terms thereof, and the definitive documen- tation relating thereto (the "DEFINITIVE ACQUISITION DOCU- MENTS ") shall be in form and substance satisfactory to the Arrangers and the Lenders and the Definitive Acquisition Documents shall be in full force and effect on the Closing Date. Without limiting the generality of the foregoing, concurrently with the consummation of the Acquisition, the U.K. Affiliate shall become a subsidiary of the Borrower.

                          3. CONSUMMATION OF ACQUISITION. Concurrently with the initial borrowing under the Senior Facilities, the Acquisi- tion shall have been consummated pursuant to the Definitive Acquisition Documents, no material provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Arrangers and the Lenders.

                          4. ISSUANCE OF SUBORDINATED DEBT. Concurrently with the initial borrowing under the Senior Facilities, the Company shall have issued the Subordinated

                                   Annex B-8

                              Debt on terms and conditions satisfactory to the Arrangers and Lenders and shall have received gross proceeds of not less than $150 million with respect thereto and such proceeds (net of fees and transaction costs) shall have been applied in full to pay a portion of the costs of the Acquisition, to repay certain indebtedness of the Company and one or more of the Affiliates and to pay transaction costs.

                         5. ISSUANCE OF COMMON AND PREFERRED EQUITY. The Com-pany shall have received net proceeds from the issuance of equity, in an amount and on terms acceptable to Arrangers and Lenders, to the Investors and/or their affiliates or other persons previously identified to Arrangers and Lenders and such cash proceeds shall have been applied in full to pay a portion of the costs of Acquisition, to repay certain indebtedness of the Compa- ny and one or more of the Affiliates and to pay transac-tion costs.

                         6. DISCHARGE OF EXISTING DEBT. Concurrently with the consummation of the Acquisition, (subject to mutually agreed upon exceptions) pre-existing indebtedness of the Company and its subsidiaries (including one or more of the Affiliates) shall have been repaid in full, all commit- ments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to Arrangers.

                         7. SOLVENCY. The Lenders shall have received a certificate of the chief financial officer of the Borrower and an opinion of an independent valuation consultant, in each case in form and substance satisfactory to the Arrangers supporting the conclusions that, after giving effect to the Acquisition and the related transactions contemplated hereby, the Borrower will not be insolvent or be ren- dered insolvent by the indebtedness incurred in connec- tion therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

                         8. SECURITY. Administrative Agent, for the benefit of the Lenders, shall have been granted perfected first priority security interests in assets to the extent described above under the heading


                                   Annex B-9

                              "Security" in form and substance satisfactory to the Arrangers.

                         9. NO MATERIAL ADVERSE CHANGE. Since December 31, 1996 there shall not have been (x) any adverse change, in or affecting the general affairs, industry, management, financial position, shareholders' equity or results of operations or prospects of the Company and its subsidiaries and the Affiliates, taken as a whole, or (y) any information submitted to the Arrangers that proves to have been inaccurate, incomplete or misleading in any material respect, and which, in the case of either clause (x) or (y), either Arranger, in its reasonable judgment, deems material.

                         10. NO DISRUPTION OF FINANCIAL AND CAPITAL MARKETS. There shall not have been any disruption or adverse change in the financial or capital markets generally or in the market for loan syndications in particular, which either Arranger, in its reasonable judgment, deem material.

                         11. FINANCIAL STATEMENTS. The Lenders shall have received and be satisfied with (w) the audited financial statements for Company and its subsidiaries and each of the U.K. and German Affiliates for fiscal years 1994, 1995 and 1996
                              (x) unaudited financial statements for the Company and its subsidiaries and for each of the U.K. and Ger- man Affiliates for the period from December 31, 1996 through the month most recently ended prior to the Closing Date, (y) management letters provided to Company and each of the U.K. and German Affiliates by their respective auditors during the last three years and (z) a pro forma balance sheet for Company and its subsidiaries giving effect to the Acquisition and an income and cash flow statement for Company and its subsidiaries for the twelve month period most recently ended prior to the Closing Date.

                         12. CONSENTS AND APPROVALS. All necessary governmental and third party approvals in connection with the Senior Facilities, the Acquisition and the other transactions contemplated by the Senior Facilities shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

                                   Annex B-10

                        13. LITIGATION, ETC. There shall exist no action, suit, investi- gation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that
                              (i) in the judgement of either Arranger would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of Company and its subsidiaries (including the Affiliates), taken as a whole, or
                              (ii) purports to material- ly and adversely affect the Senior Facilities, the Acquis- ition or any of the other transactions contemplated by the Senior Facilities.


                        14. PAYMENTS OF AMOUNTS DUE. All costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation required to be paid on the Closing Date to the Administrative Agent, Syndication Agent, Documentation Agent, Arrangers or the Lenders shall have been paid to the extent due.

                        15. CAPITAL STRUCTURE: RELATED AGREEMENTS. All agreements relating to, and the corporate structure of, the Company and its subsidiaries and the Affiliates, all organizational documents of such entities, the employment contracts of key employees and executives and all material contracts, licenses, permits, franchises, insurance policies and other intangible rights shall be reasonably satisfactory to the Arrangers.

                        16. CUSTOMARY CLOSING DOCUMENTS. All documents required to be delivered under the definitive financing documents, (including customary legal opinions), corporate records and documents from public officials and officers' certifi- cates, shall have been delivered.


CONDITIONS TO ALL
BORROWINGS:                   The  conditions  to all  borrowings  will  include
                              requirements relating to prior written notice of borrowing, the accuracy, in all material respects, of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

                                   Annex B-11

ASSIGNMENTS AND
PARTICIPATIONS:               The Lenders may assign all or, in an amount of not
                              less than $5  million  any part of their  share of
                              the Senior Facilities to affiliates or one or more
                              banks,  financial  institutions  or other entities
                              that are  eligible  assignees  (to be described in
                              the  Loan   Documents)   which,  in  the  case  of
                              assignments  made by Lenders other than GSCP,  are
                              acceptable  to  the  Administrative   Agent,  such
                              consent not to be unreasonably  withheld, and upon
                              such assignment,  such affiliate,  bank, financial
                              institution  or entity  shall  become a Lender for
                              all purposes of the loan  documentation;  provided
                              that  assignments  made to affiliates and to those
                              persons  who  are   Lenders   prior  to  any  such
                              assignment shall not be subject to the $5 million minimum assignment requirement. The Lenders will have the right to sell participations, subject only to customary limitations on voting rights, in their share of the Senior Facilities.


REQUISITE LENDERS:            Lenders  holding  51%  of  total   commitments  or
                              exposure under the Senior Facilities,  except that
                              (x) any amendment  which would  disproportionately
                              affect  the  obligation  of any  obligor  to  make
                              payments  on Term Loan A, Term Loan B, the  Letter
                              of  Credit  Facility  or  outstandings  under  the
                              Revolving  Capital Facility shall not be effective
                              without  the  approval  of  holders of 51% of such
                              class of holders  and (y) with  respect to matters
                              relating   to  the   interest   rates,   maturity,
                              amortization, collateral issues, the definition of
                              Requisite Lenders etc.,  Requisite Lenders will be
                              defined   as   Lenders   holding   100%  of  total
                              commitments   or   exposure,   under  the   Senior
                              Facilities.

TAXES, RESERVE
REQUIREMENTS AND
INDEMNITIES:                  Except  as  provided  in the  next  sentence,  all
                              payments  are to be made  free  and  clear  of any
                              taxes  (other  than  franchise  taxes and taxes on
                              overall   net   income),   imposts,   assessments,
                              with-holdings  or  other  deductions   whatsoever.
                              Foreign    Lenders    shall    furnish    to   the
                              Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding, failing which any such Foreign Lender shall be subject to withholding, as required by laws for U.S. federal income taxes, without gross up.

                              The Borrower will indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the Euro-dollar Rate.

                                   Annex B-12

INDEMNITY:                    In the event that the  Syndication  Agent,  either
                              Arranger  or the  Administrative  Agent  (each  an
                              "AGENT" and collectively,  the "AGENTS") or any of
                              the Lenders  becomes  involved in any  capacity in
                              any action, proceeding or investigation brought by
                              or against any person,  including  stockholders of
                              the Company or the Borrower, in connection with or
                              as a result  of  either  this  arrangement  or any
                              matter   referred   to   herein,    the   Borrower
                              periodically  will  reimburse such Agent or Lender
                              for  its  reasonable   legal  and  other  expenses
                              (including  the  cost  of  any  investigation  and
                              preparation)  incurred  in  connection  therewith;
                              provided,  however, that if an Agent or Lender, as
                              the  case may be,  is  found  in any such  action,
                              proceeding  or  investigation  to have  acted with
                              gross  negligence  or in bad  faith in  connection
                              therewith,  such Agent or Lender,  as the case may
                              be,  shall repay such  portion of such  reimbursed
                              amounts that is attributable to expenses  incurred
                              in  relation  to the act or omission of such Agent
                              or  Lender,  as the  case  may  be,  which  is the
                              subject  of  such  finding.   Borrower  also  will
                              indemnify  and hold each Agent or Lender  harmless
                              against  any and all  losses,  claims,  damages or
                              liabilities to any such person in connection  with
                              or as a result  of the  Senior  Facilities  or any
                              matter related thereto,  except to the extent that
                              any such loss, claim,  damage or liability results
                              from the  gross  negligence  or bad  faith of such
                              Agent or Lender in  performing  the services  that
                              are the  subject  hereof.  If for any  reason  the
                              foregoing  indemnification  is unavailable to such
                              Agent  or  Lender  or   insufficient  to  hold  it
                              harmless,  then the Borrower  shall  contribute to
                              the amount paid or payable by such Agent or Lender
                              as  a  result  of  such  loss,  claim,  damage  or
                              liability in such  proportion as is appropriate to
                              reflect the  relative  economic  interests  of the
                              Borrower, and its stockholders on the one hand and
                              such  Agent or  Lender  on the  other  hand in the
                              matters   contemplated   hereby  as  well  as  the
                              relative  fault of the  Borrower and such Agent or
                              Lender with respect to such loss, claim, damage or
                              liability   and  any  other   relevant   equitable
                              considerations. The reimbursement, indemnity and contribution obligations of the Borrower shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to any affiliate of such Agent or Lender and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of such Agent or Lender and any such affiliate, and


                                   Annex B-13
                              shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and such Agent or Lender, any such affiliate and any such person. Except as specifically referred to above, no Agent or Lender or any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Borrower, any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to herein except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower result from the gross negligence or bad faith of such Agent or such Lender in performing the services that are the subject hereof. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to herein will be waived by the parties. The provisions of this paragraph shall survive any termination or completion of this arrangement, and this paragraph shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.


GOVERNING LAW AND
JURISDICTION:                 The Borrower and the Guarantors will submit to the
                              non-exclusive   jurisdiction   and  venue  of  the
                              federal and state courts of the State of New York and shall waive any right to trial by jury. New
                              York law shall govern the Loan Documents.


The foregoing is intended to summarize certain basic terms of the Senior Facilities. It is not intended to be a definitive list of all of the requirements of GSCP or UBS in connection with the Senior Facilities.

                                    Annex B-14